Exhibit 10.13

Grant Date	Grant Number	Units Granted

Participant:
Employee ID Number:

[FORM OF]

EMC CORPORATION
Amended and Restated 2003 Stock Plan
Restricted Stock Unit Agreement

1.    Grant of Restricted Stock Units

EMC Corporation, a Massachusetts corporation (the “Company”), hereby grants to you (the “Participant”), on the grant date referenced above (the “Grant Date”), a restricted stock unit award (the “Award”) with respect to the number of units of the Company’s common stock referenced under “Units Granted” above (the “Units”). The Award is made pursuant to and is subject to the provisions of this Restricted Stock Unit Agreement and the Company’s Amended and Restated 2003 Stock Plan, as amended from time to time (the “Plan”). Capitalized terms used but not defined in this Restricted Stock Unit Agreement shall have the meanings ascribed to them in the Plan. To complete this Award, please promptly accept this Restricted Stock Unit Agreement. If you fail to do so, this Award shall be cancelled and terminated effective as of the Grant Date.

2.    Units

The Participant’s rights to the shares of the Company’s common stock (“Shares”) underlying the Units are subject to the restrictions described in this Restricted Stock Unit Agreement and the Plan, in addition to such restrictions, if any, as may be imposed by law.

3.    Forfeiture Restrictions

The Units are subject to certain forfeiture restrictions, as described below. These restrictions are referred to in this Restricted Stock Unit Agreement as the “Forfeiture Restrictions.” The Forfeiture Restrictions lapse with respect to Units as set forth in Section 4 below and the applicable provisions of the Plan. To the extent Units are no longer subject to the Forfeiture Restrictions, they are referred to in this Restricted Stock Unit Agreement as “Vested Units” and are treated as set forth in Section 5 below. Units subject to the Forfeiture Restrictions are referred to in this Restricted Stock Unit Agreement as “Unvested Units.”

No Unvested Units may be sold, assigned, transferred, pledged or otherwise disposed of except as provided in this Restricted Stock Unit Agreement and in the Plan. Any attempt to dispose of any Units in contravention of this Restricted Stock Unit Agreement or the Plan shall be null and void and without effect.

In the event that the Participant’s Service Relationship terminates for any reason, except as otherwise provided in the Plan or this Restricted Stock Unit Agreement with respect to termination by reason of death or Disability, all Unvested Units shall be automatically and immediately forfeited. Notwithstanding the foregoing, if the termination of the Participant’s Service Relationship other than for death or Disability qualifies as a “separation from service” under Section 409A of the Internal Revenue Code of 1986, the Company may permit the delivery of shares to continue in accordance with Section 4 below during such period, if any, that the Participant receives pay continuation from the Company or any Subsidiary of the Company or over such other period as the Company may determine, but in no case shall the Company permit the delivery of shares other than in accordance with the schedule set forth in Section 4 below, except as may otherwise be required under Section 7 below.

4.    Lapse of the Forfeiture Restrictions

The Forfeiture Restrictions shall lapse in accordance with this Section 4 and the applicable provisions of the Plan as follows:

(a)	(i) On [ ] anniversary of the Grant Date, the Forfeiture Restrictions with respect to [ ] of the Units shall lapse and such Units shall constitute Vested Units.

(ii)    On the [ ] anniversary of the Grant Date, the Forfeiture Restrictions with respect to [ ] of the Units shall lapse and such Units shall constitute Vested Units.

(iii)     On the [ ] anniversary of the Grant Date, the Forfeiture Restrictions with respect to [ ] of the Units shall lapse and such Units shall constitute Vested Units.

(iv)     On the [ ] anniversary of the Grant Date, the Forfeiture Restrictions with respect to [ ] of the Units shall lapse and such Units shall constitute Vested Units.

(b)
Except as otherwise provided in the Plan or this Restricted Stock Unit Agreement, none of the Forfeiture Restrictions shall lapse with respect to any Units on any date specified above unless the Participant’s Service Relationship is then in effect. Section 6.6.3 of the Plan (Termination of a Participant’s Service Relationship by Reason of Retirement) shall not apply to this Award. Accordingly, if a Participant’s Service Relationship terminates by reason of Retirement, Units shall be governed by Section 6.6.4 of the Plan (Termination of a Participant’s Service Relationship for any Other Reason).

5.    Settlement of Units

If Units become Vested Units, Shares shall be issued or credited to the Participant in respect of such Vested Units promptly, and in no case later March 15th of the calendar year immediately after the calendar year in which the Units became Vested Units, except as may otherwise be required under Section 7 below.

6.    Dividends

The Participant shall be entitled to receive any and all dividends or other distributions paid with respect to a number of Shares that correspond to the number of Units held by the Participant; provided, however, that any property distributed with respect to a Unit (the “associated unit”) acquired hereunder, including without limitation a cash dividend or other cash distribution, a distribution of the Company’s common stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated unit, shall be subject to the restrictions of this Restricted Stock Unit Agreement in the same manner and for so long as the associated unit remains subject to such restrictions, and shall be promptly forfeited if and when the associated unit is so forfeited; and further provided, that the Committee may require that any cash distribution with respect to the Units be placed in escrow or that such cash be converted to additional Units based on the fair market value of Shares as determined by the Committee. References in this Restricted Stock Unit Agreement to the Units shall include any such restricted amounts.

7.    Taxes

The Participant acknowledges and agrees that he or she is solely responsible for any and all taxes that may be assessed by any taxing authority in the United States or any other jurisdiction arising in any way out of the Award, the Units or the Shares and that neither the Company nor any Company subsidiary is liable for any such assessments. The grant of the Award and the vesting of the Units, the conversion of Units to Shares and the payment or crediting of dividends with respect to the Units, may give rise to taxable income subject to withholding.

The Participant expressly acknowledges and agrees that the Company may satisfy withholding obligations by withholding from the Shares issuable in respect of the Units such number of Shares having a value sufficient to provide for the minimum applicable withholding taxes required by law (or actual withholding taxes where no minimum is prescribed) in connection with such grant, vesting or payment. Unless the Company provides the Participant notice to the contrary, the Company shall satisfy withholding obligations by withholding from the Shares issuable in respect of the Units.

As an alternative to withholding Shares, the Company may elect to have withholding obligations satisfied pursuant to a sell to cover program. If the Company elects to use a sell to cover program, the Participant hereby authorizes UBS Financial Services Inc. (“UBS”), or any successor plan administrator designated by the Company, to sell a number of Shares that are issued in connection with the vesting of the Units, which the Company determines, in its sole discretion, is sufficient to generate an amount that meets the maximum tax withholding obligation plus additional

Shares to account for rounding and market fluctuations, and to pay such tax to the Company. Any Shares sold by UBS, or its successor, may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price. Shares will be sold pursuant to the sell to cover programs as soon as administratively practicable following the date on which the Units became Vested Units. The Participant acknowledges that the future value of the Shares underlying the Units is unknown and can’t be predicted with certainty and that the value of the Shares may fluctuate between the date they vest and are sold pursuant to a sell to cover program.

If the Participant is subject to the Company’s Securities Trading Policy (any Participant subject to this policy is notified by the Company) and the Company has elected to use a sell to cover program, the vesting date of Units shall be delayed if the date pursuant to which Shares are expected to be sold under the sell to cover program in connection with the vesting would occur during a “closed window.” If a delay is required, the vesting date of the Units shall be delayed until the earlier of (i) the first day on which there is an “open window” and (ii) March 15 of the calendar year immediately after the calendar year in which the vesting date would have occurred but for the delay.

Notwithstanding anything in this Agreement to the contrary, to the extent necessary to avoid the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, the payment of amounts otherwise due during the first six months following the Participant's "separation from service" (as defined under Section 409A and the regulations thereunder) will be paid in a lump sum on the first business day following the date that is six months following such separation from service (or the date of death, if earlier) if the Participant is a “specified employee” (defined generally under Section 409A and the regulations thereunder as one of the 50 most highly compensated officers of the Company).

8.    Non-transferability of Award

The Award is not transferable by the Participant except by will or the laws of descent and distribution.

9.    Provisions of the Plan

This Restricted Stock Unit Agreement and the Award are subject to the provisions of the Plan, a copy of which has been furnished to the Participant herewith.

10.    Entire Agreement

This Restricted Stock Unit Agreement (including the documents referred to herein) constitutes the entire agreement with respect to the Award and supersedes all prior agreements and understandings, whether oral or written, between the Participant and the Company with respect to the foregoing.

Acceptance, Acknowledgment and Receipt

By accepting this Restricted Stock Unit Agreement, I, the Participant, hereby:

•	accept and acknowledge receipt of the Award granted on the Grant Date, which has been issued to me under the terms and conditions of the Plan;

•
acknowledge and confirm my consent to the collection, use and transfer, in electronic or other form, of personal information about me, including, without limitation, my name, home address and telephone number, date of birth, social security number or other identification number, and details of all my stock awards and Units held and transactions related thereto, by the Company and its subsidiaries, affiliates and agents for the purpose of implementing, administrating and managing my participation in the Company’s stock plans, and further understand and agree that my personal information may be transferred to third parties assisting in the implementation, administration and management of the Company’s stock plans, that any recipient may be located in my country or elsewhere, and that such recipient’s country may have different data privacy laws and protections than my country;

•
acknowledge receipt of a copy of the Plan and the related Plan Description and agree to be bound by the terms and conditions of this Performance Restricted Stock Unit Agreement and the Plan (including, but not limited to, Section 6.7 - Cancellation and Rescission of Awards), as amended from time to time;

•
understand that neither the Plan nor this Restricted Stock Unit Agreement gives me any right to any Service Relationship with the Company or any Company subsidiary, as the case may be, and that the Award is not part of my normal or expected compensation; and

•	understand and acknowledge that the grant of the Award is expressly conditioned on my adherence to, and agreement to the terms of, the Key Employment Agreement with the Company.